Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER 2024 RESULTS

•New awards of $7.0 billion, 97% reimbursable
•Ending backlog increased 28% to $32.7 billion, 80% reimbursable
•Expect divestiture of non-core businesses by end of Q2
•Company affirms its 2024 adjusted EPS and adjusted EBITDA guidance

IRVING, Texas (May 3, 2024) - Fluor Corporation (NYSE: FLR) announced financial results for its first quarter ended March 31, 2024. Revenue for the quarter was $3.7 billion and net income attributable to Fluor was $59 million, or $0.34 per diluted share. Consolidated segment profit[1] for the quarter was $118 million compared to a $15 million loss in the first quarter of 2023. Results for the quarter include $29 million in cost growth for a construction only subcontract executed by our joint venture entity in Mexico. Excluding the adjustments outlined in the reconciliation table at the end of this release, the company had adjusted EBITDA1 of $88 million and adjusted earnings per diluted share1 of $0.47 for the first quarter.

[1] Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

“2024 is off to a good start with substantial new awards from clients in our Urban Solutions segment,” said David Constable, chairman and chief executive officer of Fluor. “This demand, which we believe is just beginning, drove our backlog to a level not achieved since 2019.”

First quarter new awards were $7.0 billion compared to $3.2 billion a year ago. Ending consolidated backlog improved to $32.7 billion compared to $25.6 billion a year ago. General and administrative expenses for the first quarter of 2024 were $59 million compared to $62 million for the same period last year. Fluor’s cash and marketable securities at the end of the quarter were $2.3 billion, not including $120 million in cash and marketable securities attributable to NuScale.

Outlook

We are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

The company affirms its 2024 adjusted EBITDA guidance of $600 to $700 million and adjusted EPS of $2.50 to $3.00 per share. Guidance for 2024 is based on the volume of awards received over the past 12 months, and the strength of our prospect pipeline, including significant life sciences and semiconductor opportunities. Adjusted EPS and adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release.

Business Segments

Energy Solutions reported a profit of $68 million in the first quarter compared to $88 million in the first quarter of 2023. Results for the quarter reflect $29 million in cost growth for delays, craft labor and material escalation on a construction only subcontract executed by our joint venture entity in Mexico. The joint venture is working with the client to establish a commercial resolution to project impacts. The company has also reached substantial completion on the legacy offshore project for Shell and are handing the FPSO platform over to the client later this month. Revenue for the quarter decreased to $1.4 billion from $1.6 billion a year ago. New awards in the quarter totaled $716 million, compared to $712 million in the first quarter of 2023. Ending backlog was $9.3 billion compared to $8.6 billion a year ago.

Urban Solutions reported a profit of $50 million in the first quarter compared to a $20 million loss in the first quarter of 2023. Results reflect increased execution activities on multiple projects in life sciences, metals and semiconductors. Revenue for the first quarter increased to $1.5 billion from $1.2 billion a year ago. New awards for the quarter increased to $4.9 billion from $1.8 billion a year ago. Awards for the quarter include a $3.2 billion EPCM award for the full notice to proceed on the Eli Lilly manufacturing facility in Indiana that broke ground in 2023, approximately $740 million for Fluor’s portion of the Centinela copper-gold mining operation in Chile, and a renewal of a maintenance services alliance agreement supported by Fluor for over 40 years. Ending backlog increased nearly 75% to $18.6 billion compared to $10.7 billion a year ago.

Mission Solutions reported a profit of $22 million in the first quarter compared to $7 million in the first quarter of 2023. Revenue for the first quarter decreased to $601 million from $649 million a year ago. New awards for the quarter totaled $1.1 billion, compared to $331 million in the first quarter of 2023, and include a $409 million contract for the Air Force Contract Augmentation Program V. Ending backlog was $4.4 billion compared to $5.2 billion a year ago. Backlog does not reflect ongoing contributions from projects related to our equity method investments.

The Other segment, which includes the remaining Stork and AMECO businesses and Fluor’s 55% ownership in NuScale, reported revenue of $222 million and a loss of $22 million. Segment results for the quarter include $31 million for NuScale expenses and a gain of $11 million from the sale of Stork’s continental operations in Europe. In the second quarter of 2024, the company may complete the sale of Stork’s operations in the U.K., based upon our entry into a definitive sale agreement.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern on Friday, May 3, 2024 which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.

A replay of the webcast will be available for 30 days.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impacts of foreign exchange fluctuations, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our remaining Stork and AMECO businesses that are no longer classified as discontinued operations but that continue to be marketed for sale or that have been sold. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average diluted shares outstanding. Adjusted weighted average diluted shares outstanding assumes the conversion of our convertible preferred stock. Adjusted EBITDA is defined as net earnings from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 30,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.5 billion in 2023 and is ranked 303 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit Fluor.com or follow Fluor on Facebook, LinkedIn, X and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; the inability to hire and retain qualified personnel; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates in preparing our financial statements; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; climate change, natural disasters and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (LOSS)(1)

	THREE MONTHS ENDED MARCH 31,
(in millions)	2024		2023
Revenue
Energy Solutions	$1,432		$1,612
Urban Solutions	1,479		1,208
Mission Solutions	601		649
Other	222		283
Total revenue	$3,734		$3,752

Segment profit (loss) $ and margin %
Energy Solutions	$68	4.7%	$88	5.5%
Urban Solutions	50	3.4%	(20)	(1.7)%
Mission Solutions	22	3.7%	7	1.1%
Other	(22)	NM	(90)	NM
Total segment profit (loss) $ and margin %	$118	3.2%	$(15)	(0.4)%

G&A	(59)		(62)
Foreign currency gain (loss)	12		(41)
Interest income (expense), net	39		41
Earnings (loss) attributable to NCI	(19)		(23)
Earnings (loss) before taxes	91		(100)
Income tax expense	(51)		(30)
Net earnings (loss)	40		(130)
Less: Net earnings (loss) attributable to NCI	(19)		(23)
Net earnings (loss) attributable to Fluor	$59		$(107)

New awards
Energy Solutions	$716		$712
Urban Solutions	4,873		1,775
Mission Solutions	1,145		331
Other	284		416
Total new awards	$7,018		$3,234

New awards related to projects located outside of the U.S.	27%		53%

(in millions)	March 31, 2024		March 31, 2023
Backlog
Energy Solutions	$9,259		$8,558
Urban Solutions	18,603		10,656
Mission Solutions	4,389		5,238
Other	488		1,171
Total backlog	$32,739		$25,623

Backlog related to projects located outside of the U.S.	56%		49%
Backlog related to reimbursable projects	80%		64%
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

SUMMARY OF CASH FLOW INFORMATION

	Three Months Ended March 31,
(in millions)	2024	2023
OPERATING CASH FLOW	$(111)	$(161)

INVESTING CASH FLOW
Proceeds from sales and maturities (purchases) of marketable securities	(5)	11
Capital expenditures	(34)	(20)
Proceeds from sale of assets (including AMECO-South America in 2023)	30	22
Investments in partnerships and joint ventures	(13)	(2)
Other	—	2
Investing cash flow	(22)	13

FINANCING CASH FLOW
Purchases and retirement of debt	(10)	(137)
Dividends paid on CPS	—	(10)
Other	(16)	(14)
Financing cash flow	(26)	(161)

Effect of exchange rate changes on cash	(25)	7
Increase (decrease) in cash and cash equivalents	(184)	(302)
Cash and cash equivalents at beginning of period	2,519	2,439
Cash and cash equivalents at end of period	$2,335	$2,137

Cash paid during the period for:
Interest	$20	$19
Income taxes (net of refunds)	46	24

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	THREE MONTHS ENDED MARCH 31,
(In millions, except per share amounts)	2024	2023
Net earnings (loss) attributable to Fluor	$59	$(107)
Less: Dividends on CPS	—	10
Net earnings (loss) available to Fluor common stockholders	$59	$(117)
Exclude: Stork and AMECO businesses marketed for sale	8	64
Exclude: Tax expense on Stork and AMECO	—	—
Net earnings (loss) from core operations*	67	(53)
Add (less):
Dividends on CPS	$—	$10
NuScale (profit) loss	31	26
ICA Fluor embedded derivatives	(7)	39
Tax expense (benefit) on ICA Fluor embedded derivatives	2	(11)
Foreign currency (gain) loss	(12)	41
Tax expense (benefit) on Canadian foreign currency gain/loss	2	1
Tax expense (benefit) on Mexican foreign currency gain/loss	(2)	(10)
SEC investigation	—	5
Adjusted Net Earnings	$81	$48

Diluted EPS available to Fluor common stockholders	$0.34	$(0.82)
Adjusted EPS	$0.47	$0.28

Weighted average diluted shares outstanding	173	142
Assumed conversion of CPS	—	27
Assumed issuance of shares under equity awards	2	5
Adjusted weighted average diluted shares outstanding	175	174

*Core operations excludes the results of our Stork business and remaining AMECO equipment business that no longer meet all of the requirements to be classified discontinued operations but that continue to be marketed for sale.

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)
	THREE MONTHS ENDED MARCH 31,
(in millions)	2024	2023

Net earnings (loss) attributable to Fluor	$59	$(107)
Interest income	(39)	(41)
Tax expenses	51	30
Depreciation & amortization	18	18
EBITDA	$89	$(100)

Adjustments:
Other: NuScale, Stork and AMECO expenses	$18	$86
Energy Solutions: Embedded foreign currency derivative (gains)/losses	(7)	39
G&A: Foreign currency (gain) loss	(12)	41
G&A: SEC investigation	—	5
Adjusted EBITDA	$88	$71
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

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